Exhibit 21.1

List of Subsidiaries of

Metros Development Co., Ltd.

Entity Name	Place of Organization

Royal House Co., Ltd.*	Japan

Metros Resort LLC*	Japan

* 100% owned subsidiary of Metros Development Co., Ltd.